Exhibit 99.1

600 Travis Street

Suite 5200

Houston, Texas 77002

Contact: Roland O. Burns

Chief Financial Officer

(972) 668-8811

Web Site: www.boisdarcenergy.com

NEWS RELEASE

For Immediate Release

BOIS d'ARC ENERGY, INC. ANNOUNCES

OIL AND NATURAL GAS RESERVES AS OF DECEMBER 31, 2005

HOUSTON, TEXAS, January 30, 2006 – Bois d'Arc Energy, Inc. ("Bois d'Arc" or the "Company") (NYSE:BDE) announced today that Bois d'Arc’s total proved oil and natural gas reserves as of December 31, 2005 are estimated at 206 billion cubic feet ("Bcf") of natural gas and 19.5 million barrels of crude oil or 323 Bcf equivalent of natural gas ("Bcfe"), as compared to total proved oil and natural gas reserves as of December 31, 2004 of 305 Bcfe. Natural gas reserves account for 64% of total proved reserves and 83% of the total proved reserves were classified as proved developed at the end of 2005. Bois d'Arc operates 97% of its proved reserve base.

The present value, using a 10% discount rate, of the future net cash flows before income taxes of the Company’s estimated proved oil and natural gas reserves at the end of 2005 is approximately $1.9 billion using oil and natural gas prices of $57.92 per barrel for oil and $10.21 per Mcf for natural gas. Such prices were based on the December 31, 2005 market prices, as adjusted for the Company's average basis differentials.

Bois d'Arc replaced 182% of its 2005 production of 21.9 Bcfe. Successful results from its 2005 exploration activities added approximately 67 Bcfe of new proved oil and natural gas reserves. The Company estimates that the 2005 discoveries have an additional 40 Bcfe in probable reserves. These reserve gains were partially offset by 28 Bcfe of performance related downward revisions to last year's reserve base.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein. Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Bois d'Arc Energy is a growing independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico. The Company's stock is traded on the New York Stock Exchange under the symbol "BDE".